Exhibit 99.1

GAMESTOP APPOINTS DANIEL A. DEMATTEO AS INTERIM CEO

GRAPEVINE, Texas, November 14, 2017 - GameStop Corp. (NYSE: GME) today announced that its Chief Executive Officer, J. Paul Raines, has had a reoccurrence of his previously disclosed medical issue and is seeking treatment.  In light of these developments, the Board of Directors of the company has appointed the company’s Executive Chairman, Daniel A. DeMatteo, as the company’s interim Chief Executive Officer.  Mr. DeMatteo, one of the company’s co-founders, will continue to serve as Executive Chairman and director.  In the past, Mr. DeMatteo has served as the company’s Chief Executive Officer and in a variety of Board and executive roles since November 1996.

“We continue to send our best wishes and strong support to Paul and his family,” Mr. DeMatteo said. “The Board of Directors has tremendous confidence in GameStop’s executives and the management team’s ability to effectively run the business with the Board’s support.”

About GameStop Corp.
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,400 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. Our Technology Brands segment includes 1,500 Simply Mac, Spring Mobile AT&T and Cricket stores. Spring Mobile, www.springmobile.com, sells all of A&T’s products and services, including DIRECTV and offers pre-paid wireless services, devices and related accessories through its Cricket branded stores in select markets in the U.S. Simply Mac, www.simplymac.com, sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

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INVESTOR & MEDIA RELATIONS CONTACTS:
Mike Loftus
Vice President, Global Controller and Investor Relations
investorrelations@gamestop.com

Joey Mooring
Director, Corporate Communications
joeymooring@gamestop.com